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                               VARLEN CORPORATION
                               55 Shuman Boulevard
                              Naperville, IL 60566

                                                May 14, 1999

Mr. Richard A. Nunemaker
141 Cottage Hill Avenue
Elmhurst, Ill. 60126

Dear Rick:

      Varlen Corporation (the "Company") recognizes and values your contributions to its present success and your expected contributions to its future success. This letter confirms that, as approved by the Compensation Committee of the Board of Directors on April 8, 1999, and communicated to you at that time, the Company has determined to provide you with the following benefits:

      Subject to the effectuation of any amendments to the Company's Supplemental Executive Retirement Plan (the "SERP") necessary to implement this letter agreement, the Company will regard you as having 15 "years of service" for purposes of the SERP, and except as provided below will regard you as entitled to all benefits to which you would be entitled if you were age 62 on the date of this letter, with the result that upon your "Termination of Employment," as defined in the SERP, you will be entitled to the benefits specified in Section 4.1 of the SERP.

      For purposes of determining your Average Monthly Compensation as defined in Article II of the SERP, the phrase "the 120 consecutive month period of employment preceding the earlier of the date of the Participant's obtaining age 62 " shall mean the 120 consecutive month period of employment preceding the earlier of the date the Participant actually obtains age 62, without regard to the preceding paragraph of this letter.

            This letter and the SERP represent our agreement and supersede any prior discussions or agreement on this subject.

                                          Very truly yours,

                                          VARLEN CORPORATION


                                          By: /s/ Greg A. Rosenbaum
                                             -------------------------
Agreed to:


/s/ Richard A. Nunemaker     May 14, 1999
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Richard A. Nunemaker